SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12.
S1 CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined)

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary proxy materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

On April 14, 2006, the following news story was issued by Dow Jones Newswires:
Investor Push For S1 Sale Doesn’t Match Mgmt Vision
Dow Jones
Antonie Boessenkool
April 14, 2006
WASHINGTON (Dow Jones)—An investor group including Ramius Capital Group LLC wants banking software company S1 Corp. (SONE) to put itself up for sale.
The company has undergone a recent reorganization and is preparing to complete a key rollout of a new version of software, but the Ramius group thinks shareholders should agree to a sale now.
“The company has good products, loyal customers,” Ramius spokesman Dan Gagnier said. “(But) it’s had difficulty executing its business plan.”
S1 managers oppose the idea of putting their company on the block.
“We still believe that the long-term, the best plan, (in) the best interests of all shareholders, is to execute against our current business plan, and our board unanimously agrees,” said Chris Watson, S1 vice president of marketing.
Part of that business plan includes the launch of a third version of its S1 Enterprise Suite banking software, which covers branch and call center automation, Internet banking and voice banking. S1 has spent more than $100 million developing the Enterprise Suite over the past three years, Watson said.
Delayed Software Rollout
But rolling out the latest version, Enterprise 3.5, hasn’t been without hitches. Last summer, S1 delayed its full rollout, Watson said.
“We put a hold on the general availability of those products to make sure we enabled our entire organization to be ready to release those products,” Watson said. “It would not have been ready if we had fully rolled (Enterprise 3.5) out in last August or September.”
S1 eventually provided the new software version in February, and it’s in use at six financial institutions, “in a kind of controlled-release environment,” Watson said. S1 plans to release the software to the general market in the third or fourth quarter.
But the Ramius group is pushing for a sale now, and says the company’s shares are undervalued. In the 52 weeks before March 30, when the group announced its recommendation for a sale, S1’s shares fluctuated between $3.51 and $7.03. After leveling off in recent months, the company’s stock climbed late last month just after the Ramius group announced its recommendation.
A Ramius spokeswoman declined to comment Friday on an optimal price for S1’s shares.
S1 shares closed Thursday at $5.37, up 9 cents. Stock markets were closed today in observance of Good Friday.

In a press release last week, the Ramius group, which owns 9.4% of S1, said it has “received unsolicited calls from potential acquirers and/or agents for potential acquirers, both strategic and financial, who have expressed an interest in participating in a sale process relating to” S1.
“We’re not saying who, we’re not saying how many,” Gagnier said about the potential acquirers. “You get from that a sense of a broad spectrum of interested buyers participating in an auction process for S1.”
Ramius itself isn’t looking to buy S1, Gagnier said. “We think we can recognize better value through a sale of the company. We’re calling on the company to do the right thing. The salability of the company is not in question.”
S1 began as an Internet bank, but made banking software its sole focus after selling its banking operations to Royal Bank of Canada in 1998, according to
Watson.
S1, which named a new chief executive last July and has put in place “substantial reorganization,” doesn’t side with the Ramius group’s call for a new owner.
In response to the investor group’s demands, S1 released a letter saying the company’s business plan “is just starting to show results,” and “the long-term best interest of all shareholders will be served by executing on that business plan, rather than selling the company now.”
“Ramius is saying, ‘Forget all that, we don’t want to wait two or three years for the plan to materialize. Let’s get the value now,’ ” said research analyst John Kraft with D.A. Davidson & Co.
The firm upgraded its rating on the stock on the news of Ramius’ push for a sale.
Ramius Becomes ‘Catalyst’
“The stock was undervalued because people didn’t have a feel for the S1 management strategy,” Kraft said. “With the catalyst of Ramius and the low cost, it makes sense for investors.”
Even if Ramius doesn’t win its bid to force a sale of S1, its stance will cause S1’s management to be more responsive to shareholders and more aggressive in acting on its strategic plan, Kraft said.
Another analyst said he thinks S1’s management has no choice but to stick to its guns in the face of Ramius’ proposal. Chris Penny, a senior analyst with Friedman, Billings, Ramsey & Co., said that in order to successfully sell Enterprise software to banks, S1 has to show it will be around a year from now, not part of another, bigger company that may decide to discontinue Enterprise.
“If (S1 says), ‘We agree with you, Ramius,’ it kills their sales efforts right away.”
Although S1 “has never really struck gold in anything sustainable” during its transformations over the last 10 years, the Enterprise software line could be the “next growth engine for the company,” Penny said.
“S1 is closer to the customers than investors are, so they know...how widely adopted this Enterprise could be,” he said.

Kraft said he doesn’t own any S1 stock and doesn’t know of any investment banking relationship between his firm and S1. Penny’s firm does do investment banking with S1, but he doesn’t own any stock in the company.
# # # # #
ADDITIONAL INFORMATION
On April 11, 2006, S1 Corporation (the “Company”), filed a preliminary proxy statement (and will file a definitive proxy statement) with the Securities and Exchange Commission (“SEC”) concerning the Company’s 2006 annual meeting of shareholders (the “Annual Meeting”).
THE COMPANY STRONGLY ADVISES ALL SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT CONCERNING THE ANNUAL MEETING, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A COPY OF THE PROXY STATEMENT, AS WELL AS OTHER FILINGS CONTAINING INFORMATION ABOUT THE COMPANY, MAY BE OBTAINED FREE OF CHARGE ON THE SEC’S WEB SITE (HTTP://WWW.SEC.GOV). COPIES OF THE DEFINITIVE PROXY STATEMENT CAN ALSO BE OBTAINED, WHEN AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO THE COMPANY’S PROXY SOLICITOR, MORROW & CO., INC. , AT ITS TOLL-FREE NUMBER: (800) 607-0088 OR BY E-MAIL AT: PROXYINFO@MORROWCO.COM.
The Company and it directors and executive officers and certain employees are deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the Annual Meeting. Information regarding the participants is available in the Company’s preliminary proxy statement, which was filed with the SEC on April 11, 2006. Additional information regarding the interests of such participants will be included in the definitive proxy statement and the other relevant documents filed with the SEC when they become available.
The consent of the author and the wire service to file the above news release under Rule 14a-12 was neither sought nor obtained.